Exhibit T3A2



                         CERTIFICATE AMENDING THE
             AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                    OF
                        CAI WIRELESS SYSTEMS, INC.

  PURSUANT TO SECTION 33-802 OF THE CONNECTICUT BUSINESS CORPORATION ACT


1.   The name of the corporation (the "Corporation") is CAI WIRELESS

SYSTEMS, INC.

2.   The Amended and Restated Certificate of Incorporation of the

Corporation is hereby amended as follows:

     (a)  Article THIRD of the Amended and Restated Certificate of

Incorporation of the Corporation is hereby amended by deleting it in its entirety and substituting the following in lieu thereof:

          "THIRD: (a) The amount of capital stock of the Corporation hereby authorized is thirty million (30,000,000) shares which consists of twenty-five million (25,000,000) shares of common stock, par value $0.01 per share (the "Common Stock") and five million (5,000,000) shares of preferred stock, par value $0.01 per share (the "Preferred Stock"). The Board of Directors will have the authority to fix the terms, limitations and relative rights and preferences of any unissued shares of Preferred Stock, to establish series to the Preferred Stock, to fix and determine the variations among series and to fix the number of shares constituting any series of Preferred stock and the designation of such series, without any further vote or action by shareholders.

          (b) Notwithstanding the foregoing, the Corporation will not issue any nonvoting equity securities to the extent prohibited by Section 1123 of the United States Bankruptcy Code; provided, however, that this subsection (b) of Article THIRD (i) will have no further force and effect beyond that required by Section 1123 of the United States Bankruptcy Code, (ii) will have such force and effect, if any, only for so long as such Section 1123 is in effect and applicable to the Corporation, and (iii) in all events may be amended or eliminated in accordance with applicable law as from time to time in effect."

     (b)  Article SIXTH of the Amended and Restated Certificate of

Incorporation of the Corporation is hereby amended by deleting it in its entirety and substituting the following in lieu thereof:


          "SIXTH: The personal liability of any Director to the Corporation or its shareholders for monetary damages for breach of duty as a Director is hereby limited to the amount of the compensation received by the Director for serving the Corporation during the year of the violation if such breach did not (a) involve a knowing and culpable violation of law by the Director, (b) enable the Director or an associate, as defined in Section 33-840 of the Connecticut General Statutes or any successor statute thereto, to receive an improper personal economic gain, (c) show a lack of good faith and a conscious disregard for the duty of the Director to the Corporation under circumstances in which the Director was aware that his or her conduct or omission created an unjustifiable risk of serious injury to the Corporation, (d) constitute a sustained and unexcused pattern of inattention that amounted to an abdication of the Director's duty to the Corporation, or (e) create liability under Section 33-757 of the Connecticut General Statutes, or any successor statute thereto. Any lawful repeal or modification of this provision by the shareholders and the Board of Directors of the Corporation shall not adversely affect any right or protection of a Director existing at or prior to the time of such repeal or modification."

     (c)  Articles NINTH and TENTH are hereby added as follows:

          "NINTH: The Corporation expressly elects not to be governed by Sections 33-840 to 33-842, inclusive of the Connecticut General Statutes.

          TENTH: Pursuant to the authority granted in Sections 33-601(a) of the Connecticut General Statutes , the Corporation expressly elects not to be governed by Sections 33-843 to 33-845, inclusive, of the Connecticut General Statutes."

     3. The Order of the United States Bankruptcy Court for the District of Delaware (the "Order") approving this Certificate of Amendment to the Restated and Amended Certificate of Incorporation of CAI Wireless Systems, Inc. was entered on ______________, 1998.

     4. The title of the reorganization proceeding in which the Order was entered is IN RE CAI WIRELESS SYSTEMS, INC., Case No. 98-01765 (JJF).

     5. The United States Bankruptcy Court for the District of Delaware had jurisdiction over the above-captioned proceeding under 28 U.S.C.
<section><section> 157 and 1334.

     IN WITNESS WHEREOF, the undersigned, being designated by the United States Bankruptcy Court for the District of Delaware, does hereby declare, under the penalties of false statement, that the statements in the foregoing certificate are true.



                              ______________________________________
                              James P. Ashman
                              Executive Vice President
                                and Chief Financial Officer